  Filed Pursuant to Rule 424(b)(2)
  Registration No. 333-298324
Prospectus Supplement
(To Prospectus dated August 14, 2026)
$550,000,000
Avnet, Inc.
5.650% Notes due 2031

Avnet, Inc. (“Avnet”) is offering $550.0 million aggregate principal amount of 5.650% Notes due 2031 (the “notes”). Avnet will pay interest on the notes on September 1 and March 1 of each year, commencing on March 1, 2027. The notes will mature on September 1, 2031.
Avnet may redeem some or all of the notes at any time prior to August 1, 2031, at the redemption price set forth under “Description of the Notes — Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest, if any, to the redemption date. From or after August 1, 2031, Avnet may, at its option, redeem all or any part of the notes by paying a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon. If Avnet experiences a change of control triggering event, Avnet will be required to offer to purchase the notes from holders at a price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date as described under “Description of the Notes — Change of Control” in this prospectus supplement.
The notes will be Avnet’s senior unsecured obligations and will rank equally with Avnet’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to Avnet’s current and future secured indebtedness to the extent of the value of the assets securing such debt. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 27, 2026 (the “2026 Annual Report”), incorporated herein by reference, to read about risks you should consider before investing in the notes.
The notes will not be listed on any securities exchange. There is currently no market for the notes.

	Price to Public	Underwriting Discount	Proceeds (Before Expenses) to Avnet(1)
Per note	99.791%	0.600%	99.191%
Total	$548,850,500	$3,300,000	$545,550,500

(1)
Plus accrued interest from August 24, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), against payment in New York, New York on or about August 24, 2026.

Joint Book-Running Managers
BofA Securities	J.P. Morgan	MUFG
BNP PARIBAS	Scotiabank	Truist Securities
COMMERZBANK	KeyBanc Capital Markets	Santander
SMBC Nikko	TD Securities	US Bancorp
Wells Fargo Securities
Co-Managers
Siebert Williams Shank	Academy Securities	Loop Capital Markets	Huntington Capital Markets
	OCBC	Standard Chartered Bank
The date of this prospectus supplement is August 19, 2026.

PROSPECTUS SUPPLEMENT
PROSPECTUS
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the prospectus, which gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.
Neither Avnet nor the underwriters have authorized anyone to provide you with information that is different, and we take no responsibility for any other information that others may give you. To the extent the information in this prospectus supplement differs from the information contained in the prospectus, you should rely on information in this prospectus supplement. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any written communication from us specifying the final terms of the offering is only accurate as of the date of the applicable document.
References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” the “Company” and “Avnet” are to Avnet, Inc. and its consolidated subsidiaries, unless otherwise specified or unless the context otherwise requires.

S-i

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the financial condition, results of operations and business of Avnet. These statements are based on management’s current expectations and are subject to uncertainties and changes in factual circumstances. Because forward-looking statements are subject to risks and uncertainties, actual results and other outcomes may differ materially from those expressed or implied by them. You can find many of these statements by looking for words like “believes,” “could,” “intends,” “potential,” “predicts,” “projected,” “plans,” “expects,” “anticipates,” “should,” “will,” “may,” “estimates,” or similar expressions in this prospectus supplement and the accompanying prospectus or in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
The forward-looking statements are subject to numerous assumptions, risks and uncertainties. You should not place undue reliance on forward-looking statements, each of which speaks only as of the date on which such statement is made. Except as required by law, Avnet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made. The following factors and the “Risk Factors” beginning on page S-5 of this prospectus supplement, and in the 2026 Annual Report incorporated herein by reference, as well as other potential risks and uncertainties that are discussed in our reports and documents filed with the Securities and Exchange Commission (the “SEC”), could affect Avnet’s future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:
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geopolitical events and military conflicts;

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pandemics and other health-related crises;

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competitive pressures among distributors of electronic components;

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an industry down-cycle in semiconductors;

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relationships with key suppliers and allocations of products by suppliers;

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accounts receivable defaults;

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risks relating to Avnet’s international sales and operations, including risks relating to repatriating cash, foreign currency fluctuations, inflation, duties and taxes, sanctions and trade restrictions, and compliance with international and U.S. laws;

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risks relating to acquisitions, divestitures and investments;

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adverse effects on Avnet’s supply chain;

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operations of Avnet’s distribution centers, shipping costs, third-party service providers, customers and suppliers, including as a result of issues caused by military conflicts, terrorist attacks, natural and weather-related disasters, pandemics and health related crisis, warehouse modernization and relocation efforts;

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risks related to cyber security attacks, other privacy and security incidents, and information systems failures, including related to current or future implementations, integrations or upgrades;

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general economic and business conditions (domestic, foreign and global) affecting Avnet’s operations and financial performance and, indirectly, Avnet’s credit ratings, debt covenant compliance, liquidity, and access to financing;

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constraints on employee retention and hiring; and

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legislative or regulatory changes.

S-ii

WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3, which Avnet filed with the SEC under the Securities Act on August 14, 2026. Avnet refers you to this registration statement for further information concerning Avnet and this offering.
Avnet files annual, quarterly and special reports, proxy statements and other information with the SEC (File No. 001-04224). These filings contain important information which does not appear in this prospectus supplement or the accompanying prospectus. For further information about Avnet, you may obtain these filings over the Internet at the SEC’s website at http://www.sec.gov. Avnet also posts these filings on its web site at www.avnet.com, which you may access free of charge. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider that information a part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.
INCORPORATION BY REFERENCE
The SEC allows Avnet to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that Avnet can disclose important information to you by referring you to other documents which Avnet has filed or will file with the SEC. Avnet is incorporating by reference in this prospectus supplement and the accompanying prospectus (excluding information “furnished” pursuant to Item 2.02 or Item 7.01, or corresponding information furnished under Item 9.01 or included as a furnished exhibit, on any current report on Form 8-K):
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Avnet’s Annual Report on Form 10-K for the fiscal year ended June 27, 2026; and

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Avnet’s Current Report on Form 8-K filed with the SEC on July 6, 2026.

All documents that Avnet files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information “furnished” pursuant to Item 2.02 or Item 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit, on any current report on Form 8-K), after the date of this prospectus supplement and before the termination of this offering of securities will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part of it from the filing date of such documents. Certain statements in or portions of a future document incorporated by reference in this prospectus supplement and the accompanying prospectus may update and replace statements in and portions of this prospectus supplement, the accompanying prospectus or the above listed documents. Nothing in this prospectus supplement and the accompanying prospectus will be deemed to incorporate information furnished but not filed with the SEC.
Avnet will provide you, without charge, upon your written or oral request, a copy of the indenture relating to the notes offered hereby, and any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034 (telephone (480) 643-2000).

S-iii

SUMMARY
The following summary contains information about Avnet and this offering. It does not contain all of the information that may be important to you in making a decision to purchase the notes. For a more comprehensive understanding of Avnet and this offering, Avnet urges you to read this entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference herein, and Avnet’s consolidated financial statements and related notes contained in such documents.
Avnet, Inc.
Avnet is a global technology distributor and solutions provider that has served customers’ evolving needs for more than a century. Avnet supports customers at every stage of a product’s lifecycle, from idea to design and from prototype to production. Its unique position at the center of the technology value chain enables Avnet to accelerate the design and supply stages of product development so customers can realize revenue faster. Founded in 1921, Avnet works with suppliers in every major technology segment to serve customers in more than 140 countries. Decade after decade, Avnet helps its customers and suppliers around the world realize the transformative possibilities of technology.
Avnet’s common stock is listed on the Nasdaq Global Select Market under the symbol “AVT.”
Avnet’s principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034. Avnet’s main telephone number is (480) 643-2000.

The Offering
The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, see “Description of the Notes” in this prospectus supplement.
Issuer
Avnet, Inc., a New York corporation.
Note Offered
$550.0 million in aggregate principal amount of 5.650% Notes due 2031.
Maturity
September 1, 2031.
Interest
Interest on the notes will accrue from the date of their original issuance at an annual rate of 5.650% per year and will be payable in cash semi-annually in arrears on September 1 and March 1 of each year, commencing on March 1, 2027.
Ranking
The notes will be Avnet’s senior unsecured obligations and will rank equally in right of payment with all of Avnet’s other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to Avnet’s current and future secured indebtedness, including borrowings under Avnet’s accounts receivable securitization program. As of June 27, 2026, Avnet had $500.0 million of secured indebtedness outstanding under its securitization program and $2.3 billion of unsecured senior indebtedness outstanding. The notes also will be subordinated to Avnet’s subsidiary debt. As of June 27, 2026, Avnet had $285.1 million of subsidiary debt outstanding. The notes will not be guaranteed by any of Avnet’s subsidiaries.
Optional Redemption
Prior to the Par Call Date described herein under “Description of the Notes — Optional Redemption,” Avnet may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate described herein under “Description of the Notes — Optional Redemption” plus 20 basis points less (b) interest accrued to, but excluding, the redemption date, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the Par Call Date, Avnet may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Change of Control
If a Change of Control Triggering Event (as defined herein) occurs, each holder will have the right to require Avnet to repurchase all or any part ($2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a redemption price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the repurchase date. See “Description of the Notes — Change of Control.”

Covenants
The indenture governing the notes contains covenants for the benefit of noteholders. These covenants restrict our ability to:
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incur certain secured debt;

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enter into sale and lease-back transactions; or

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consolidate, merge or sell or transfer all or substantially all of our assets.

These covenants are, however, subject to significant exceptions. See “Description of the Notes — Covenants.”
Further Issuances
Avnet may create and issue additional notes of the series of notes offered hereby ranking equally and ratably in all respects with the notes, so that the additional notes would be consolidated with, and would have the same terms as, the notes, including with respect to voting and redemptions. However, any such additional notes that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes offered hereby.
Use of Proceeds
Avnet expects to use the net proceeds of this offering to repay amounts owed under Avnet’s senior unsecured revolving credit facility (the “Credit Facility”) and Avnet’s accounts receivable securitization program (the “Securitization Program”). See “Use of Proceeds.”
Conflicts of Interest
Affiliates of BofA Securities, Inc., Scotia Capital (USA) Inc., Truist Securities, Inc., Santander US Capital Markets LLC and Wells Fargo Securities, LLC have commitments under the Securitization Program. In addition, with respect to the Credit Facility, affiliates of BofA Securities, Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc., BNP Paribas Securities Corp., Scotia Capital (USA) Inc., Truist Securities, Inc., Commerz Markets LLC, KeyBanc Capital Markets Inc., Santander US Capital Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Oversea-Chinese Banking Corporation Limited and Standard Chartered Bank act as lenders; an affiliate of BofA Securities, Inc. acts as administrative agent; and BofA Securities, Inc. and affiliates of each of J.P. Morgan Securities LLC and MUFG Securities Americas Inc. act as joint lead arrangers and joint bookrunners.
Consequently, certain of the underwriters or their affiliates may receive more than 5% of the net proceeds of this offering due to the use of such proceeds to repay amounts outstanding under the Credit Facility and/or the Securitization Program. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Since the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Certain of the underwriters may not confirm sales to discretionary accounts without prior written approval of the customer. See “Underwriting (Conflicts of Interest).”
Form, Denomination and Registration
The notes will be issued in fully registered form in minimum denominations of $2,000 principal amount and multiples of

$1,000 in excess thereof. The notes initially will be represented by a global note, deposited with the trustee under the indenture governing the notes as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee.
Absence of Active Trading Market for the Notes
The notes are a new issue of securities and there is currently no established trading market for the notes. Avnet does not intend to apply for listing of the notes on any securities exchange. The underwriters have advised Avnet that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice.
Governing Law
State of New York.
Listing
The notes will not be listed on any securities exchange.
Trustee
Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association.
Risks
Investing in the notes involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement, and in the 2026 Annual Report, incorporated herein by reference.

RISK FACTORS
An investment in the notes involves risks. You should carefully consider the following risk factors relating to the offering of the notes, including the information under “Risk Factors” in the 2026 Annual Report incorporated herein by reference, before making an investment in the notes. You also should carefully consider any other discussion of risks or uncertainties contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” in this prospectus supplement. Avnet’s actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement. Additional risks and uncertainties not currently known to Avnet or that Avnet currently believes are immaterial also may have a material adverse effect on its business, financial condition or results of operations, or could adversely affect the value of the notes offered by this prospectus supplement.
Avnet’s secured debt has claims with respect to the secured assets that will be structurally senior to those of the notes.
The indenture contains a covenant that restricts the incurrence of certain secured debt, although that restriction is subject to significant exceptions. Avnet’s other debt instruments permit Avnet and its subsidiaries to incur a substantial amount of indebtedness that can be secured by Avnet’s assets. As of June 27, 2026, Avnet had $500.0 million of consolidated secured debt outstanding under its accounts receivable securitization program. Under the securitization program, Avnet may sell on an ongoing basis most of its domestic trade accounts receivables to a bankruptcy remote subsidiary, which, in turn, sells a portion of these receivables to a bank conduit. The designated pool of receivables provides security or collateral for borrowings under the securitization program. The indenture governing the notes does not restrict Avnet’s ability to securitize its receivables.
Avnet’s existing secured debt, and any secured debt it issues in the future, will be structurally senior to the notes to the extent of the value of the assets securing such debt. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, Avnet’s pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that these assets cannot satisfy in full Avnet’s secured debt, the holders of such secured debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that event, Avnet may not have sufficient assets remaining to pay amounts due on any or all of the notes.
The claims of creditors of Avnet’s subsidiaries are structurally senior to the claims of Avnet’s equity interests in its subsidiaries.
Avnet’s equity interest in its subsidiaries is subordinate to any debt and other liabilities and commitments, including trade payables and lease obligations, of Avnet’s subsidiaries, whether or not secured. The notes will not be guaranteed by Avnet’s subsidiaries and Avnet may not have direct access to the assets of its subsidiaries unless these assets are transferred by dividend or otherwise to Avnet. As of June 27, 2026, Avnet had $285.1 million of subsidiary debt outstanding. Most of Avnet’s subsidiary debt is guaranteed by Avnet. Under Avnet’s senior unsecured credit facility, Avnet’s subsidiaries are limited to maximum borrowings of $750.0 million at any one time outstanding. The ability of the subsidiaries to pay dividends or otherwise transfer assets to Avnet is subject to various restrictions under applicable law. Avnet’s right to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization is effectively subordinated to the claim of that subsidiary’s creditors. As noteholders’ claims to the assets of Avnet’s subsidiaries are derivative of Avnet’s equity claims in its subsidiaries, the claims of Avnet’s subsidiaries’ creditors are structurally senior to any claims of the noteholders to any assets of Avnet’s subsidiaries and any subsidiaries that Avnet may in the future acquire or establish.
The indenture governing the notes contains limited negative covenants. The limitation on liens and sale and leaseback covenants contain exceptions that would allow Avnet and its subsidiaries to grant liens or security interests with respect to assets that are not Principal Properties (as defined in the indenture), which may render the holders of the notes effectively, structurally or contractually subordinated to new lenders.
The indenture governing the notes includes covenants that, among other things, limit the ability of Avnet and its Restricted Subsidiaries (as defined in the indenture) to create or permit to exist mortgages and other liens on and enter into sale and leaseback transactions with respect to Principal Properties. Avnet is not restricted under the indenture from granting liens or security interests with respect to assets that are not subject to these covenants, or from otherwise incurring secured debt. See the covenants described in this prospectus supplement under “Description of the Notes — Covenants” and the section in this prospectus supplement under “Description of the Notes — Definitions,” and in the prospectus under “Description of Debt Securities — Certain Covenants.” Additionally, the indenture provides certain exceptions to the definition of a Principal Property, including if Avnet’s board of directors determines that a property is not of material importance to the total business of Avnet and its consolidated subsidiaries, as an entirety. Although it has not yet done so, under the terms of the indenture, Avnet’s board of directors may determine from time to time after the issuance of the notes that an Avnet property is not a Principal Property and therefore such property is not subject to the covenants in the indenture. This and other exceptions within the limitation on liens and sale and leaseback covenants would allow Avnet and its subsidiaries to borrow substantial additional amounts, and to grant liens or security interests in connection with those borrowings.
An active trading market may not develop for the notes.
The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange. The underwriters have advised Avnet that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of Avnet and companies in Avnet’s industry generally. As a result, Avnet cannot assure you that an active trading market will develop or be maintained for the notes, in which case the market price and liquidity of the notes may be adversely affected.
The market price of the notes may be volatile.
The market price of the notes will depend on many factors that may vary over time, some of which are beyond Avnet’s control, including:
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Avnet’s financial performance;

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the amount of indebtedness Avnet has outstanding;

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market interest rates;

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the market for similar securities;

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competition;

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the size and liquidity of the markets for the notes; and

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general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.
The indenture does not restrict the amount of additional debt that Avnet may incur.
The notes and the indenture governing the notes do not limit the amount of unsecured debt that may be incurred by Avnet, permit Avnet to incur secured debt under specified circumstances, and permit Avnet’s subsidiaries to incur debt, whether secured or unsecured, without restriction. At June 27, 2026, Avnet had approximately $1.19 billion in available borrowing under its senior unsecured credit facility. The incurrence of additional debt by Avnet or any of its subsidiaries may have important consequences for noteholders, including making it more difficult for Avnet to satisfy its obligations with respect to the notes, a loss in the market value of the notes and a risk that the credit rating of the notes is lowered or withdrawn.
The indenture and the notes provide only limited protection against significant corporate events that could adversely affect noteholders’ investments in the notes.
Although the indenture and the notes contain terms intended to provide protection to holders of notes upon the occurrence of certain events involving significant corporate transactions and Avnet’s creditworthiness, these terms are limited and may not be sufficient to protect such holders’ investment in the notes. As described under “Description of the Notes — Change of Control,” upon the occurrence of a Change of Control Triggering Event (as defined herein), each holder of notes will have the right to require Avnet to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by Avnet, recapitalizations or asset sales not constituting the disposition of “all or substantially all” of Avnet’s assets) that could negatively affect the value of the notes. As a result, holders of notes should be aware that the terms of the indenture and the notes do not restrict Avnet’s ability to engage in, or to otherwise be a party to, various corporate transactions, circumstances and events that could adversely affect such holders’ investment in the notes.
Avnet may be unable to purchase the notes upon a change of control.
Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require Avnet to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If Avnet experiences a Change of Control Triggering Event, there can be no assurance that Avnet would have sufficient financial resources available to satisfy its obligations to repurchase the notes. In order to obtain sufficient funds to pay the repurchase price of the outstanding notes, Avnet may need to refinance such notes. Avnet cannot assure you that it would be able to refinance the notes on reasonable terms, or at all. Avnet’s failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for Avnet and the holders of the notes. See “Description of the Notes — Change of Control.”
Noteholders may not be able to determine when a “Change of Control” has occurred giving rise to the right to have their notes repurchased by Avnet following a sale of “all or substantially all” of Avnet’s assets.
The “Change of Control” definition applicable to the notes as described under “Description of the Notes — Change of Control” includes a clause relating to the sale, conveyance, transfer or lease of “all or substantially all” of Avnet’s assets and the assets of Avnet’s subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, a noteholder’s ability to require Avnet to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all or substantially all of the assets of Avnet and its subsidiaries, taken as a whole, to another person may be uncertain in some circumstances.
Redemption may adversely affect your return on the notes.
The notes will be redeemable at Avnet’s option, as described under “Description of the Notes — Optional Redemption” in this prospectus supplement, and therefore Avnet may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

USE OF PROCEEDS
The net proceeds from this offering will be approximately $545.6 million, after deducting the underwriting discount but before deducting other transaction expenses payable by Avnet. Avnet expects to use the net proceeds from this offering to repay amounts owed under the Credit Facility and the Securitization Program.
There was $1.575 billion of outstanding borrowings under the Credit Facility, with an average interest rate of 4.55%, as of August 18, 2026, and $700.0 million of outstanding borrowings under the Securitization Program, with an average interest rate of 4.49%, as of August 18, 2026. The Credit Facility has a five year term that matures in January 2030. The Securitization Program has a two year term that matures in July 2028.
Certain of the underwriters or their affiliates have commitments under the Credit Facility and the Securitization Program. Consequently, certain of the underwriters or their affiliates may receive more than 5% of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

DESCRIPTION OF THE NOTES
The notes will be issued as a series of debt securities under an indenture dated as of June 22, 2010, between us and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee under the indenture. The notes represent a new series of, and are referred to in the accompanying prospectus as, the “debt securities.” The following description of notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms of the debt securities set forth in the accompanying prospectus. Such description is a summary of material provisions of the notes and the indenture, but does not include all the provisions of the notes and the indenture. We urge you to read the indenture in its entirety because it (and not this description) fully defines the rights of holders of the notes. You may obtain a copy of the indenture without charge. See “Incorporation by Reference” in this prospectus supplement. Capitalized terms used but not otherwise defined in this section have the meanings assigned to them in the indenture.
The terms of the notes include those set forth in the notes, those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and investors are referred to the indenture and the Trust Indenture Act for a statement thereof.
When we refer to “Avnet,” “Avnet, Inc.,” “us,” “we,” or “our” in this “Description of the Notes” section of this prospectus supplement, we refer only to Avnet, Inc., a New York corporation, and not its subsidiaries.
General
The notes will initially be limited to $550.0 million aggregate principal amount. We may create and issue additional notes of the series of notes offered hereby from time to time without the consent of the then holders of the notes. Any additional notes will be consolidated with, and treated as part of the same series of notes as, the initial notes for all purposes under the indenture, including with respect to voting and redemptions. However, any such additional notes that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes offered hereby.
The notes will mature on September 1, 2031.
The notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to Avnet’s current and future secured indebtedness, including borrowings under Avnet’s accounts receivable securitization program. As of June 27, 2026, Avnet had $500.0 million of secured indebtedness outstanding under its securitization program and $2.3 billion of unsecured senior indebtedness outstanding. In addition, the notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to the debt of these subsidiaries with respect to Avnet’s equity interests in the assets of these subsidiaries. The notes also will be subordinated to Avnet’s subsidiary debt. As of June 27, 2026, Avnet had $285.1 million of subsidiary debt outstanding.
The notes will not have the benefit of any sinking fund.
Interest
The notes will bear interest from August 24, 2026, at the annual rate set forth on the cover page of this prospectus supplement. Interest will be payable semi-annually on September 1 and March 1 of each year, beginning on March 1, 2027, to the persons in whose names the notes are registered in the security register at the close of business on the August 15 and February 15 (whether or not a business day) prior to the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
Payment, Exchange and Transfer
Payment of principal of, and premium, if any, and interest on, the notes will be payable, and the exchange of and the transfer of notes will be registrable, at the office of the trustee or at any other office or agency maintained by us for that purpose subject to the limitations of the indenture. We will not require a service charge for any registration of transfer or exchange of the notes, but may require payment of a sum sufficient to cover any tax or other governmental charge.
Optional Redemption
Prior to August 1, 2031 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
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(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points less (b) interest accrued to, but excluding, the redemption date, and

•
100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.
Change of Control
If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described under “— Optional Redemption,” noteholders will have the right to require us to repurchase all or any part of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In a Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the repurchase date (the “Change of Control Payment”) (subject to the right of holders of record on the relevant record date to receive interest due on the interest payment date). The principal amount of a note remaining outstanding after a repurchase in part must be $2,000 or an integral multiple of $1,000 in excess thereof.
Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control, but after the public announcement of the transaction that may or will constitute a Change of Control, except to the extent that we have exercised our right to redeem the notes as described above, we will cause a notice to be mailed or sent to you with a copy to the trustee describing the transaction or transactions that may or will constitute a Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days, but no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:
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accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

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prior to 11:00 a.m. New York City time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

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deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.
For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:
“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control or pending Change of Control and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
“Change of Control” means the occurrence of any of the following:
(1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;
(2)   the adoption of a plan relating to our liquidation or dissolution;
(3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock measured by voting power rather than number of shares;
(4)   we consolidate with, or merge with or into any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving person immediately after giving effect to such transaction; or
(5)   the first day on which a majority of the members of our board of directors are not Continuing Directors.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of the board of directors on the original issuance date of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Avnet’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent rating from any replacement Rating Agency or Rating Agencies.
“Moody’s” means Moody’s Investors Service, Inc. and any of its successors.
“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement rating agency for Moody’s or S&P, or both of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any of its successors.
The “Change of Control” definition includes a clause relating to the sale, lease transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain in some circumstances.
Covenants
The covenants described in the accompanying prospectus will apply to the notes. In addition, the notes will provide that we will be subject to the following covenants for the benefit of the notes.
Restriction on Secured Debt
Avnet covenants in the notes, for the benefit of the noteholders, that if Avnet or any Restricted Subsidiary after the original issuance date of the notes incurs or guarantees any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Certain Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of Avnet or any Restricted Subsidiary, or on any share of capital stock or Certain Debt of a Restricted Subsidiary, Avnet will secure or cause such Restricted Subsidiary to secure the notes equally and ratably with (or, at Avnet’s option, before) such secured Certain Debt, unless the aggregate principal amount of all such secured Certain Debt (plus the amount of all Attributable Debt which is not excluded as described below under “— Restriction on Sale and Leaseback Transactions”) would not exceed 10% of Consolidated Net Assets.
This restriction will not apply to, and there will be excluded from secured Certain Debt in any computation of the above restriction, Certain Debt secured by:
(a)   Mortgages on property (including any shares of capital stock or Certain Debt) of any Person existing at the time such Person becomes a Restricted Subsidiary;
(b)   Mortgages in favor of Avnet or a Restricted Subsidiary;
(c)   Mortgages in favor of governmental bodies to secure progress, advance or other payments;
(d)   Mortgages on property, shares of capital stock or Certain Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction or improvement Mortgages which are entered into within 180 days after the acquisition of such property, shares or Certain Debt or, in the case of real property, within 180 days after the later of:
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the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and

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the commencement of commercial operations on such property;

(e)   mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;
(f)   Mortgages arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license;
(g)   Mortgages for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith;
(h)   Mortgages (including judgment liens) arising from legal proceedings being contested in good faith;
(i)   Mortgages existing at the original issuance date of the notes; and
(j)   any extension, renewal or refunding of any Mortgage referred to in the clauses (a) through (i) above.
Restriction on Sale and Leaseback Transactions
Avnet covenants in the notes, for the benefit of the noteholders, that Avnet will not itself, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Principal Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions (plus the aggregate principal amount of all secured Certain Debt which is not excluded as described above under “— Restriction on Secured Debt”) would not exceed 10% of Consolidated Net Assets.
This restriction will not apply to, and there will be excluded from Attributable Debt in any computation of the above restriction, any sale and leaseback transaction if:
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the lease is for a period, including renewal rights, of not in excess of three years;

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the sale or transfer of the Principal Property is made within 180 days after its acquisition or within 180 days after the later of:

(1)   the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and
(2)   the commencement of commercial operations thereon;
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the transaction is between Avnet and a Restricted Subsidiary, or between Restricted Subsidiaries;

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Avnet or a Restricted Subsidiary would be entitled to incur a Mortgage on such Principal Property pursuant to clauses (a) through (j) above under “— Restriction on Secured Debt”; or

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Avnet or a Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies to the retirement of Funded Debt of Avnet ranking on a parity with or senior to the notes or Funded Debt of a Restricted Subsidiary, or to the purchase of other property which will constitute a Principal Property having a fair market value at least equal to the fair market value of the Principal Property leased, an amount equal to the greater of the net proceeds of the sale of the Principal Property or the fair market value (as determined by Avnet’s board of directors) of the Principal Property leased at the time of entering into such arrangement (as determined by the board of directors).

Definitions
“Attributable Debt” means, as to any particular lease, the greater of:
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the fair market value of the property subject to the lease (as determined by Avnet’s board of directors); or

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the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semi-annually.

“Consolidated Net Assets” means total assets after deducting all current liabilities as set forth in the most recent balance sheet of Avnet and its consolidated Subsidiaries and computed in accordance with GAAP.
“Funded Debt” means:
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all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower; and

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rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for purposes of the definition of Consolidated Net Assets).

“GAAP” means generally accepted accounting principles in the United States of America (including, if applicable, International Financial Reporting Standards) as in effect from time to time.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any plant, facility or warehouse owned at the original issuance date of the notes or thereafter acquired by Avnet or any Restricted Subsidiary of Avnet which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date of determination exceeds 2% of Consolidated Net Assets, other than:
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any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the U.S. Internal Revenue Code of 1986, as amended (referred to herein as the “Code”) (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States);

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any property which, in the opinion of our board of directors, is not of material importance to the total business conducted by Avnet and its consolidated Subsidiaries as an entirety; or

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any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a Subsidiary of Avnet (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (2) which owns a Principal Property.
“Subsidiary” means any corporation or other Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by Avnet and/or by one or more other Subsidiaries.
“Voting Stock” means capital stock (or equivalent equity interests) of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock (or equivalent equity interests) of any other class or classes has or might have voting power upon the occurrence of any contingency).
Information Concerning the Trustee
Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent and registrar with regard to, and will also serve as DTC’s custodian for, the notes. The trustee and/or its affiliates currently, and may from time to time in the future, provide banking and other services to us.
The trustee, in each of its capacities, including without limitation as trustee, registrar and paying agent, assumes no responsibility for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliate or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information.
The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims, or to realize on certain property received in respect of any claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with Avnet and its affiliates; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate that conflict or resign in accordance with the Trust Indenture Act. The trustee shall not be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the notes is required. The trustee shall not be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Below Investment Grade Rating Event has occurred.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This following discussion summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Code, Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis, which could affect the tax consequences described below. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
This summary addresses only holders that purchase notes pursuant to this offering at their issue price, which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, held for investment).
This summary does not purport to address all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it deal with persons in special tax situations, such as financial institutions, insurance companies, “regulated investment companies,” “real estate investment trusts,” partnerships or other pass-through entities, partners in such entities, governmental organizations, tax-exempt investors, broker-dealers, traders in securities that elect mark-to-market treatment, U.S. expatriates, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an “applicable financial statement,” or persons holding notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction.
Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.
If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of purchasing, owning, and disposing of the notes.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS IN THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.
Certain Additional Payments
In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the Notes — Change of Control”), we will be required to offer to repurchase the notes at 101% of their aggregate principal amount, plus accrued and unpaid interest. The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments” (“CPDIs”). One or more contingencies will not cause the notes to be treated as CPDIs if, as of the issue date, each such contingency is (and all such contingencies in the aggregate are) considered remote or incidental or, in certain circumstances, it is significantly more likely than not that such contingency will not occur. We believe and intend to take the position that the potential for additional payments on the notes should not cause the notes to be treated as CPDIs. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. If the IRS takes a contrary position and such position is sustained, note holders could be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat all or a portion of any gain recognized on a sale or other taxable disposition of a note as ordinary income rather than capital gain. In the event a contingent payment is actually made, such payment could affect the amount and timing of payments that such a holder would recognize for U.S. federal income tax purposes. Prospective investors in the notes should consult their tax advisors regarding the possible application of the CPDI rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs for U.S. federal income tax purposes.
U.S. Federal Income Taxation of U.S. Holders
For purposes of this discussion, you are a “U.S. Holder” if you are the beneficial owner of notes and you are, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a domestic corporation;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Treatment of interest.   It is expected and this discussion assumes that either the issue price of the notes will equal the principal amount of the notes or the notes will be issued with no more than a de minimis amount of original issue discount. Stated interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.
Treatment of dispositions of the notes.   Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the amount realized on such disposition (not including any amount attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Net Investment Income Tax.   A U.S. Holder that is an individual, trust, or estate is subject to a surtax of 3.8% on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates or trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Among other items, “net investment income” generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. Prospective investors should consult their tax advisors concerning the possible implications of this net investment income tax in their particular circumstances.
Backup withholding and information reporting.   Information reporting generally will apply to payments of interest on the notes to a U.S. Holder and the proceeds from a sale or other taxable disposition of a note by a U.S. Holder. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations, provided that they establish entitlement to an exemption.
In the event that a U.S. Holder fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, Avnet, its agent or paying agents, or a broker may be required to “backup” withhold at the applicable statutory rate on each interest payment on the notes and on the proceeds from a sale or other taxable disposition of the notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Taxation of Non-U.S. Holders
For purposes of this discussion:
•
You are a “Non-U.S. Holder” if you are the beneficial owner of notes and you are neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

•
Any interest income and any gain realized on the sale, exchange, retirement or other taxable disposition of a note will be considered “U.S. trade or business income” if such income or gain (i) is effectively connected with the conduct of a trade or business in the United States and (ii) if an income tax treaty with the United States applies, is attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of interest.   Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments of interest on the notes if each of the following requirements is satisfied:
•
the interest is not effectively connected with the conduct of a trade or business in the United States;

•
either (i) the Non-U.S. Holder provides the applicable withholding agent with a properly completed IRS Form W-8 BEN or W-8 BEN-E (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, or (ii) if a note is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, (a) the Non-U.S. Holder provides such a form to the organization or institution (directly or through other intermediate entities) and (b) the organization or institution, under penalties of perjury, certifies to the applicable withholding agent that it has received such a form from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof;

•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Avnet’s stock entitled to vote; and

•
the Non-U.S. Holder is not a “controlled foreign corporation” (as defined for U.S. federal income tax purposes) that is related (within the meaning of Section 864(d)(4) of the Code) to Avnet.

If not all of these conditions are met, a 30% U.S. withholding tax will apply to payments of interest on the notes unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the interest is U.S. trade or business income (as defined above) and, in each case, the Non-U.S. Holder complies with applicable certification requirements. In the case of U.S. trade or business income, while the U.S. withholding tax does not apply, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such interest income on a net income basis in the same manner as a U.S. Holder. Additionally, corporate Non-U.S. Holders may be subject to a branch profits tax at a 30% rate (or any lower applicable income tax treaty rate) on such income.
Special certification procedures apply to partnerships, trusts and intermediaries. Non-U.S. Holders are urged to consult their tax advisors for information on the impact of these rules.
Treatment of dispositions of the notes.   Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale, exchange, retirement or other taxable disposition of a note unless:
•
such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other taxable disposition and certain other conditions are met, or

•
the gain is U.S. trade or business income (as defined above).

An individual who is described only in the first bullet point above will be subject to U.S. federal income tax at the rate of 30% (or any lower applicable income tax treaty rate) on any gain recognized, which may be offset by U.S.-source capital losses (even though such individual is not considered a resident of the United States).
In the case of the second bullet point above, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized at the applicable U.S. federal income tax rates in the same manner as a U.S. Holder. In addition, a corporation may be subject to a branch profits tax at a 30% rate (or any lower applicable income tax treaty rate) on any such gain that is U.S. trade or business income.
Foreign Account Tax Compliance Act.   Sections 1471 through 1474 of the Code and the Treasury regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on interest paid on the notes to, and (subject to the proposed Treasury regulations discussed below) the gross proceeds derived from the sale or other disposition of notes by, a foreign entity if the foreign entity is:
•
a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

•
a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of interest on the notes and to payments of gross proceeds from a sale or other disposition of the notes. Withholding agents may, however, rely on proposed U.S. Treasury regulations that would no longer require FATCA withholding on payments of gross proceeds.
If an interest payment is subject to withholding both under FATCA and the withholding tax rules discussed above under “— Treatment of interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. In addition, if withholding is required under FATCA on a payment related to the notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) will under certain circumstances be eligible for a refund or credit by filing a U.S. federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
Backup withholding and information reporting.   Payments of interest or proceeds from dispositions of notes may be subject to backup withholding unless the Non-U.S. Holder is able to establish its exemption from backup withholding (generally through the provision of an IRS Form W-8BEN or W-8 BEN-E). Certain information reporting still may apply to interest payments and any tax withheld therefrom even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)
BofA Securities, Inc., J.P. Morgan Securities LLC, and MUFG Securities Americas Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$110,000,000
J.P. Morgan Securities LLC	$110,000,000
MUFG Securities Americas Inc.	$110,000,000
BNP Paribas Securities Corp.	$17,875,000
Scotia Capital (USA) Inc.	$17,875,000
Truist Securities, Inc.	$17,875,000
Commerz Markets LLC	$13,750,000
KeyBanc Capital Markets Inc.	$12,375,000
Santander US Capital Markets LLC	$12,375,000
SMBC Nikko Securities America, Inc.	$12,375,000
TD Securities (USA) LLC	$12,375,000
U.S. Bancorp Investments, Inc.	$12,375,000
Wells Fargo Securities, LLC	$12,375,000
Siebert Williams Shank & Co., LLC	$19,250,000
Academy Securities, Inc.	$17,875,000
Loop Capital Markets LLC	$12,375,000
Huntington Securities, Inc.	$9,625,000
Oversea-Chinese Banking Corporation Limited	$9,625,000
Standard Chartered Bank	$9,625,000
Total	$550,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their affiliates and controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the delivery of the notes should consult their own advisors.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.35% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, during the period from the date of this prospectus supplement continuing through the settlement date of the notes, without first obtaining the written consent of BofA Securities, Inc., J.P. Morgan Securities LLC, and MUFG Securities Americas Inc., offer or sell, or publicly announce our intention to offer or sell, any equity or debt securities pursuant to a public offering or any equity or unsecured debt securities pursuant to a private placement in which the purchasers of such equity or debt securities receive customary registration rights, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.
Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In particular, affiliates of BofA Securities, Inc., Scotia Capital (USA) Inc., Truist Securities, Inc., Santander US Capital Markets LLC and Wells Fargo Securities, LLC have commitments under the Securitization Program. In addition, with respect to the Credit Facility, affiliates of BofA Securities, Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc., BNP Paribas Securities Corp., Scotia Capital (USA) Inc., Truist Securities, Inc., Commerz Markets LLC, KeyBanc Capital Markets Inc., Santander US Capital Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Oversea-Chinese Banking Corporation Limited and Standard Chartered Bank act as lenders; an affiliate of BofA Securities, Inc. acts as administrative agent; and BofA Securities, Inc., and affiliates of each of J.P. Morgan Securities LLC and MUFG Securities Americas Inc. act as joint lead arrangers and joint bookrunners.
Conflicts of Interest
Affiliates of BofA Securities, Inc., Scotia Capital (USA) Inc., Truist Securities, Inc., Santander US Capital Markets LLC and Wells Fargo Securities, LLC have commitments under the Securitization Program. In addition, with respect to the Credit Facility, affiliates of BofA Securities, Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc., BNP Paribas Securities Corp., Scotia Capital (USA) Inc., Truist Securities, Inc., Commerz Markets LLC, KeyBanc Capital Markets Inc., Santander US Capital Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Oversea-Chinese Banking Corporation Limited and Standard Chartered Bank act as lenders; an affiliate of BofA Securities, Inc. acts as administrative agent; and BofA Securities, Inc. and affiliates of each of J.P. Morgan Securities LLC and MUFG Securities Americas Inc. act as joint lead arrangers and joint bookrunners. Consequently, certain of the underwriters or their affiliates may receive more than 5% of the net proceeds of this offering due to the use of such proceeds to repay amounts outstanding under the Credit Facility and/or the Securitization Program. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Since the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Certain of the underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.
* * *
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA. Oversea-Chinese Banking Corporation Limited is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the notes constituting part of its allotment solely outside the United States.
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended; or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exception from the prohibition on offers of notes to the public under the POATRs.
The communication of this prospectus supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus are only being distributed to, and are directed only at, and any offer subsequently made may only be directed at, (A) persons outside the UK, or (B) persons in the UK (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) who are high net worth companies, or other persons to whom they may otherwise be lawfully communicated, falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK, by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons.
Each underwriter has represented and agreed that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
If applicable, pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material has not been circulated or distributed, nor will it be circulated or distributed in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Notice to Prospective Investors in Switzerland
This prospectus supplement or the accompanying prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any notes. No notes have been offered or will be offered to the public in Switzerland, except that offers of notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)   to any person which is a professional client as defined under the FinSA;
(b)   to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)   in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.
Notice to Prospective Investors in Korea
The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the prospectus supplement and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

VALIDITY OF THE NOTES
The validity of the notes will be passed upon for Avnet by Michael McCoy, Esq., its General Counsel and Chief Legal Officer, and Covington & Burling LLP, Washington, D.C. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements as of June 27, 2026 and for the year ended June 27, 2026, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of June 27, 2026 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended June 27, 2026, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements and financial statement schedule II of Avnet, Inc. and subsidiaries as of June 28, 2025, and for each of the years in the two-year period ended June 28, 2025, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
AVNET, INC.
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS
We may from time to time offer to sell, together or separately, debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
Avnet’s common stock is listed on The Nasdaq Global Select Market under the symbol “AVT.”
Investing in our securities involves a number of risks. See “Risk Factors” on page 4 before you make your investment decision.
We may offer securities through an underwriting syndicate managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities being registered hereby are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then any offer of such securities through this prospectus and the applicable supplement does not extend to you. The information contained in this document speaks only as of the date of this document and any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document, unless the information specifically indicates that another date applies.
The date of this prospectus is August 14, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We may use this prospectus to sell any one or a combination of the securities described in this prospectus from time to time:
•
debt securities,

•
common stock,

•
preferred stock,

•
warrants,

•
depositary shares,

•
purchase contracts, and

•
units consisting of any of the securities listed above.

This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”
For more detailed information about the securities, we urge you to read the exhibits to the registration statement. Those exhibits may be filed with the registration statement or incorporated by reference to our earlier SEC filings or in subsequent filings that we may make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through subsequent filings we make with the SEC that are incorporated by reference into the registration statement of which this prospectus is a part or by any other method as may then be permitted under applicable law, rules or regulations.
When used in this prospectus, the terms “Avnet, Inc.,” the “Company,” “we,” “our” and “us” refer to Avnet, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via the SEC’s website at http://www.sec.gov and are available on our investor relations website at http://ir.avnet.com. Important information, including financial information, analyst presentations, financial news releases and other material information about us, is routinely posted on and accessible at http://ir.avnet.com. The information contained in or accessible from our website is neither incorporated into nor made part of this prospectus or any applicable prospectus supplement.
This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended (“Securities Act”). The registration statement contains additional information about us and the securities we may issue that is not included within this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and any information we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings. We hereby incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) and all documents subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and, in the case of any particular offering of securities, before the termination of such offering:
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Annual Report on Form 10-K for the fiscal year ended June 27, 2026, filed with the SEC on August 14, 2026;

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Current Report on Form 8-K filed with the SEC on July 6, 2026; and

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the description of our common stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended June 29, 2019, and including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:
Corporate Secretary
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
(480) 643-2000
You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information included in this prospectus, the prospectus supplement applicable to each sale of securities offered pursuant to this prospectus and the documents we incorporate by reference herein and therein may include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance. We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “should” or other similar words to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties, and actual results and other outcomes could differ materially. Any forward-looking statement speaks only as of the date on which the statement is made, and except as required by law we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
Factors that could affect our future results of operations, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the following:
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geopolitical events and military conflicts;

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pandemics and other health-related crises;

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competitive pressures among distributors of electronic components;

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an industry down-cycle in semiconductors;

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relationships with key suppliers and allocations of products by suppliers;

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accounts receivable defaults;

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risks relating to our international sales and operations, including risks relating to repatriating cash, foreign currency fluctuations, inflation, duties and taxes, tariffs, sanctions and trade restrictions, and compliance with international and U.S. laws;

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risks relating to acquisitions, divestitures and investments;

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adverse effects on our supply chain;

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operations of our distribution centers, shipping costs, third-party service providers, customers and suppliers, including as a result of issues caused by military conflicts, terrorist attacks, natural and weather-related disasters, pandemics and health related crises, warehouse modernization and relocation efforts;

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risks related to cyber security attacks, other privacy and security incidents, and information systems failures, including related to current or future implementations, integrations and upgrades;

•
general economic and business conditions (domestic, foreign and global) affecting our operations and financial performance and, indirectly, our credit ratings, debt covenant compliance, liquidity and access to financing;

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constraints on employee retention and hiring; and

•
legislative or regulatory changes.

THE COMPANY
We are a global technology distributor and solutions provider that has served customers’ evolving needs for more than a century. We support customers at every stage of a product’s lifecycle, from idea to design and from prototype to production. Our unique position at the center of the technology value chain enables us to accelerate the design and supply stages of product development so customers can realize revenue faster. Founded in 1921, we work with suppliers in every major technology segment to serve customers in more than 140 countries. Decade after decade, we help our customers and suppliers around the world realize the transformative possibilities of technology.

Our principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone (480) 643-2000. Our website address is http://www.avnet.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.
RISK FACTORS
Investing in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors described in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement, as well as the risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all other information included or incorporated by reference in this prospectus and any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.
USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for our general corporate purposes, which may include the refinancing of existing debt, capital expenditures, acquisitions, repurchases of our common stock and working capital. We may temporarily invest funds that are not immediately needed for these purposes in short-term securities.
DESCRIPTION OF SECURITIES
This prospectus contains a summary description of debt securities that we may offer and sell from time to time. The summary description is not meant to be a complete description of the debt securities. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement and any other offering material (including any free writing prospectuses) prepared by or on behalf of us, will contain the material terms of the debt securities being offered.
We will describe the material terms of any other securities to be offered in one or more supplements to this prospectus.
DESCRIPTION OF DEBT SECURITIES
This section describes the general terms that will apply to any debt securities we may offer in the future, to which a future prospectus supplement may relate. When we offer debt securities, we will describe in the prospectus supplement that relates to that offering the specific terms of the debt securities and the extent to which the general terms described in this section apply to those debt securities.
The debt securities are to be issued by way of an indenture dated as of June 22, 2010, between us and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee under the indenture, which is included as an exhibit to the registration statement of which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the indenture. Such summary does not include all of the provisions of the debt securities and the indenture. We urge you to read the indenture in its entirety because it (and not this description) fully defines the rights of holders of the debt securities. Capitalized terms used but not otherwise defined in this section have the meanings assigned to them in the indenture.
When we refer to “Avnet,” “Avnet, Inc.,” “us,” “we,” or “our” in this “Description of Debt Securities” section of this prospectus, we refer only to Avnet, Inc., a New York corporation, and not our subsidiaries.
General
There is no requirement under the indenture that future issues of our debt securities be issued under that indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more series of debt securities, in connection with future issues of such other debt securities.

The indenture provides that the debt securities will be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each series of debt securities will specify:
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the indenture under which the debt securities are issued;

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the designation and aggregate principal amount of such debt securities;

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the percentage of their principal amount at which such debt securities will be issued;

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the date or dates on which such debt securities will mature;

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the interest rate or rates, or method of calculation of such rate or rates, on such debt securities, and the date from which such interest shall accrue;

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the dates on which such interest will be payable or method by which such dates are to be determined;

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the record dates for payments of interest;

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the period or periods within which, the price or prices at which, and the terms and conditions upon which, such debt securities may be repaid, in whole or in part, at our option;

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the place or places, if any, in addition to or in the place of our office or the office of the trustee, where the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable and where notices to us shall be sent;

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any redemption provisions; and

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other specific terms applicable to such debt securities.

In addition to describing the specific terms of the applicable series of debt securities, the applicable prospectus supplement will contain a summary of material United States federal income tax consequences applicable to such series of debt securities.
Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in United States dollars in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Certain Covenants
Unless otherwise indicated in the applicable prospectus supplement, the following restrictions will apply to each series of debt securities:
Restriction on Mergers and Consolidations.   We covenant in the debt securities, for the benefit of the holders, that we will not consolidate with or merge into any other Person, or sell, convey, transfer or lease all or substantially all of our assets unless:
•
We are the continuing entity or the successor Person is a Person organized under the laws of the United States (including any state thereof and the District of Columbia) and assume by supplemental indenture our obligations under the debt securities and under the indenture; and

•
Immediately after giving effect to such transaction, no default or event of default under the indenture has occurred or is continuing.

Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, in the event the holders of debt securities attempt to declare an event of default under the indenture and exercise their acceleration rights under the indenture and we contest such action, there can be no assurance of how a court interpreting applicable law would interpret the phrase. It also may be difficult for holders of debt securities to declare a completed default under the indenture and exercise their acceleration rights.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default
Unless otherwise indicated in the applicable prospectus supplement, an event of default under the indenture with respect to any series of debt securities includes the following:
1.
a default in the payment of any interest on the debt securities when it becomes due and payable, and a continuance of such default for a period of 30 calendar days;

2.
a default in the payment of the principal (or premium, if any) on the debt securities when it becomes due and payable;

3.
a default in the performance, or breach, of any other covenant or warranty in the indenture and the continuance of such default or breach for 90 days after notice; and

4.
certain events of bankruptcy, insolvency or reorganization.

If an event of default (other than an event of default specified in clause (4) above), occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series then outstanding may declare the principal amount of the debt securities of such series and the accrued and unpaid interest thereon, if any, to be due and payable immediately. If an event of default specified in clause (4) above occurs and is continuing, the principal amount of the debt securities and the accrued and unpaid interest, if any, thereon will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder.
At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, a majority in principal amount of all the debt securities of that series may rescind and annul the declaration and its consequences if:
(1)
We have paid or deposited with the trustee a sum sufficient to pay:

(a)
all overdue installments of interest on the debt securities of the series;

(b)
the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration and interest thereon at the prescribed rates, if any, set forth in such debt securities;

(c)
interest on overdue interest (to the extent allowed by law) at the prescribed rates, if any, set forth in such debt securities; and

(d)
all amounts due to the trustee under the indenture, including the reasonable compensation, expenses, disbursements, and advances of the trustee and its agents and counsel; and

(2)
any other event of default under the indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the indenture.

The indenture provides (among other things) that the trustee will, within 90 days after the occurrence of a default actually known to a responsible officer of the trustee, give the affected holders of debt securities notice of all uncured defaults actually known to it (the term “default” meaning the events of default specified above without grace periods). However, except in the case of default in the payment of principal of or interest on the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the affected holders of the debt securities. In addition, the trustee is not required to provide notice of an event of default to the affected holders of debt securities specified in clause (3) above until at least 30 days after the event of default occurs.
We must furnish to the trustee annually a statement by certain of our officers certifying that there are no defaults, or, if we are in default, specifying all such defaults and the nature and status thereof of which such certain officers have knowledge.
The holders of a majority in principal amount of the outstanding debt securities have the right, with certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities, and to waive certain defaults with respect thereto.
The indenture provides that, if an event of default occurs and is continuing, the trustee will exercise its rights and powers under the indenture, and use the same degree of care and skill in exercising the same, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request. Additionally, the indenture provides that the trustee will not be deemed to have notice of any event of default unless a responsible officer of the trustee has actual knowledge thereof or if the trustee receives written notice thereof at the corporate trust office of the trustee.
The indenture also provides (among other things) the trustee with certain rights, benefits, protections, immunities, indemnities, and privileges.
Modification of the Indenture and Debt Securities
Without the consent of or notice to any holders of the debt securities, we and the trustee may modify or amend the indenture or the debt securities for any of the following purposes:
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evidence the succession of another person to us and the assumption by any such successor of the covenants in the indenture and in the debt securities;

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add to our covenants for the benefit of the holders of the debt securities or to surrender any right or power therein conferred upon us;

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add any additional events of default;

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add to or change any of the provisions of the indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of the debt securities in uncertificated form;

•
add to, change, or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided that any such addition, change, or elimination (i) will neither (A) apply to any debt securities of any series created prior to such addition, change or elimination and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt securities with respect to such provision or (ii) will become effective only when there are no such debt securities outstanding;

•
establish the form or terms of debt securities of any series as permitted under the indenture;

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evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities and to add to or change any of the provisions of the indenture as may be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

•
cure any ambiguity, to correct or supplement any provision of the indenture or the debt securities which may be defective or inconsistent with any other provision of the indenture or the debt securities, or to make any other provisions with respect to matters or questions arising under the indenture or the debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities in any material respect.

With certain exceptions, the indenture and the debt securities may be modified or amended with the consent of the holders of not less than a majority in principal amount of the debt securities affected by the modification or amendment. However, no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would:
•
change the stated maturity of the principal of the debt securities;

•
reduce the principal amount on the debt securities or the rate of interest thereon or any premium payable upon the redemption of the debt securities;

•
change any place of payment where, or the coin or currency in which, any debt securities or the interest or any premium thereon is payable;

•
impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of a redemption, on or after the redemption date);

•
reduce the percentage in principal amount of the debt securities, the consent of holders of which is required to modify or amend the indenture or the debt securities, or the consent of the holders of which is required for any waiver (of compliance with certain provisions of the indenture subsection or certain defaults therein and their consequences) provided in the indenture; or

•
modify any of the provisions with respect to modification and waiver above, except to increase the percentage in principal amount of holders required under any such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Defeasance and Discharge
The indenture provides that we may elect either (i) to terminate our obligations under the indenture, and will be deemed to have been discharged from, any and all of our obligations in respect of the debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of, and any premium or the interest on the debt securities), which we refer to as legal defeasance, or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities, including consolidations and mergers and bankruptcy and insolvency events, and any omission to comply with such obligations will not constitute an event of default with respect to the debt securities, which we refer to as covenant defeasance.
In order to exercise either legal defeasance or covenant defeasance with respect to any outstanding series of debt securities issued under the indenture:
•
We must have irrevocably deposited or caused to be irrevocably deposited with the trustee, in trust, an amount of money and/or U.S. government obligations (which are defined in the indenture and principally consist of obligations of, or guaranteed by, the United States) or a combination thereof, in each case sufficient, without reinvestment, in the opinion of an independent firm of certified public accountants, to pay and discharge the principal of and any premium and the interest on the debt securities on the maturity date or on any earlier date on which the debt securities may be subject to redemption and has given the trustee irrevocable instructions satisfactory to the trustee to give notice to the holders of the redemption of the debt securities, all in accordance with the terms of the indenture and the debt securities;

•
We must deliver to the trustee an opinion of counsel to the effect that the holders will not recognize gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance, the opinion must refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture;

•
We must deliver to the trustee (i) an officer’s certificate to the effect that the debt securities, if then listed on any securities exchange, will not be delisted solely as a result of such deposit, and (ii) an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with;

•
no default or event of default must have occurred and be continuing and, no default relating to bankruptcy or insolvency must have occurred and be continuing at any time on or before the 90th day after the date of such deposit, it being understood that this condition will not be deemed satisfied until after the 90th day;

•
the legal defeasance or covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities are in default within the meaning of such Act;

•
the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•
the legal defeasance or covenant defeasance must not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under the Act or exempt from registration.

Limited Liability of Certain Persons
The indenture provides that none of our past, present or future stockholders, directors, officers or employees, or of any successor corporation or any of our affiliates, shall have any personal liability in respect of our obligations under the indenture or any debt securities by reason of his, her or its status as a stockholder, director, officer or employee. Each holder of our debt securities, by accepting such securities, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that any such waiver is against public policy.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry System
Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities initially will be represented by one or more global securities deposited with The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), against payment in New York, New York and registered in the name of DTC’s nominee. Except under the circumstances described below, we will not issue debt securities in definitive form.
DTC.   Debt securities will be evidenced by one or more global debt securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as nominee of DTC.
Record ownership of the global debt securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. An owner of beneficial interests may hold its interests in the global debt securities directly through DTC if such owner is a participant in DTC, or indirectly through organizations which are direct DTC participants if such owner is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. You may also beneficially own interests in the global debt securities held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.
So long as Cede & Co., as nominee of DTC, is the registered owner of any global debt securities, Cede & Co. for all purposes will be considered the sole holder of such global debt securities. Any notices required to be given to the holders while the debt securities are global debt securities will be given only to DTC. Except as provided below, owners of beneficial interests in the global debt securities:
•
will not be entitled to have certificates registered in their names; and

•
will not be considered holders of the global debt securities.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.
We will wire, through the facilities of the trustee, payments of principal, any premium and interest in respect of the global debt securities to Cede & Co., as nominee of DTC, as the registered owner of the global debt securities. None of us, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global debt securities to owners of beneficial interests in the global debt securities.
It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the debt securities represented by the global debt securities, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in debt securities represented by the global debt securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the debt securities represented by global debt securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
We will issue the debt securities in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global debt security may be exchanged for definitive certificated debt securities upon request by or on behalf of DTC in accordance with DTC’s customary procedures. We may determine at any time and in our sole discretion that debt securities shall no longer be represented by global debt securities, in which case we will issue certificates in definitive form in exchange for the global debt securities.
Neither we nor the trustee (nor any registrar or paying agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more direct DTC participants to whose account with DTC interests in the global debt securities are credited and only for the principal amount of the debt securities for which directions have been given.
DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the settlement of securities transactions among DTC participants through electronic computerized book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriters of the debt securities, if any. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global debt securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of either’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global debt securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Euroclear and Clearstream.   Holders may hold interests in the global debt securities through Euroclear or Clearstream, in each case, as a participant in DTC.

Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which will, in turn, hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems may change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

PLAN OF DISTRIBUTION
We may sell the offered securities:
•
through underwriters or dealers,

•
through agents,

•
directly to one or more purchasers, or

•
through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
Sale Through Underwriters or Dealers
If we use underwriters or dealers in the sale of offered securities, such underwriters or dealers will acquire the securities for their own account. The underwriters or dealers may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase the securities will be subject to certain conditions. The underwriters or dealers will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
Sale Through Agents
We may sell offered securities through agents designated by us. Unless indicated in the applicable prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.
Direct Sales
We may also sell offered securities directly to the public. In this case, no underwriters or agents would be involved.
Sale Through the Internet
We may from time to time offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.
Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist the bidder in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.
The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such bidding or ordering system you should review the auction rules, as described in the applicable prospectus supplement, for a more detailed description of such offering procedures.
General Information
Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents, and describe their compensation, in the applicable prospectus supplement.
We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES
The validity of any offered securities will be passed upon for us by Michael R. McCoy, Esq., Senior Vice President, Chief Legal Officer and General Counsel of Avnet, Inc. Mr. McCoy is the beneficial owner of less than 1% of our outstanding shares of common stock. Certain legal matters with respect to the offered securities will be passed upon for the underwriters, dealers or agents, if any, by their counsel.
EXPERTS
The consolidated financial statements as of June 27, 2026 and for the year ended June 27, 2026, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of June 27, 2026 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended June 27, 2026, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Our consolidated financial statements and financial statement Schedule II as of June 28, 2025, and for each of the years in the two-year period ended June 28, 2025, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$550,000,000
Avnet, Inc.
5.650% Notes due 2031
Joint Book-Running Managers
BofA Securities
J.P. Morgan
MUFG
BNP PARIBAS
Scotiabank
Truist Securities
COMMERZBANK
KeyBanc Capital Markets
Santander
SMBC Nikko
TD Securities
US Bancorp
Wells Fargo Securities
Co-Managers
Siebert Williams Shank
Academy Securities
Loop Capital Markets
Huntington Capital Markets
OCBC
Standard Chartered Bank
August 19, 2026